Exhibit 10.3

COMMON STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of the common stock to the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the Standard & Poor’s Supercomposite Gas Utilities Index (“S&P Supercomposite Gas Utilities Index”). The comparison assumes $100 was invested on December 31, 1999 in the common stock, the S&P 500 Index and in the S&P Supercomposite Gas Utilities Index. Each case assumes reinvestment of dividends.

[Missing Graphic Reference]

The following companies are included in the S&P Supercomposite Gas Utilities Index used in the graph: AGL Resources, Inc., Atmos Energy Corporation, Cascade Natural Gas Corporation, KeySpan Corporation, The Laclede Group, Inc., New Jersey Resources Corporation, Nicor, Inc., NiSource, Inc., Northwest Natural Gas Company, Peoples Energy Corporation, Piedmont Natural Gas Company, Inc., Southern Union Company, Southwest Gas Corporation, UGI Corporation and WGL Holdings, Inc.

CERTAIN RELATIONSHIPS

In December 1999, the Company advanced $4,000,000 and entered into a note agreement with Thomas F. Karam, who is the President and Chief Operating Officer and a director of Southern Union. The note calls for nine annual payments of $569,510 commencing on December 20, 2000, and the outstanding principal balance and any accrued but unpaid interest are due and payable on December 20, 2009. The note bears interest at 7% per annum and is collateralized by the outstanding stock options of Mr. Karam. Mr. Karam is current in his payments and the outstanding balance of the note is $2,383,487, and during the six-month period ended December 31, 2004 the largest principal amount due was $2,856,304.

In January 2000, the Company advanced $308,000 and entered into a note agreement with Dennis K. Morgan, Executive Vice President - Regulatory and Litigation of Southern Union. The note calls for monthly payments of $1,500 commencing on February 15, 2000, and the outstanding principal balance and any accrued but unpaid interest due and payable on January 27, 2010. The note bears interest at five basis points plus the Eurodollar Rate per annum and is uncollateralized. Mr. Morgan is current in his payments and the outstanding balance of the note is $274,406, and during the six-month period ended December 31, 2004 the largest principal amount due was $280,313.

Since 1993 Southern Union has maintained executive offices in New York City for its Chairman and Vice Chairman, and for use by other Company executives, directors and representatives when conducting business there. Until October 1, 2004 the space Southern Union occupied was leased by Activated Communications, Inc. (“Activated”), an entity owned by Chairman Lindemann and members of his family. From 1993 until October of 2004, Southern Union reimbursed Activated in accordance with a cost sharing arrangement approved by disinterested directors in 1993 (the “Cost Sharing Arrangement”). Southern Union’s payments to Activated for the periods July through September 2004 and fiscal years ended June 30, 2004 and 2003 for reimbursement of lease related expenses were $245,766, $713,000 and $690,000,

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respectively, which were calculated pursuant to the Cost Sharing Arrangement. During fiscal year 2003, Southern Union renovated the office space and during the renovation period, Southern Union leased temporary space at a cost of $313,000 for shared use by Company personnel and representatives, and other non-Company personnel who maintain offices in the leased space, including director Adam Lindemann and persons employed by him or businesses he controls.

In 2004, the Audit Committee reevaluated the Cost Sharing Arrangement and determined that it is in the Company’s best interest to maintain a presence in New York City. Based on such reevaluation, Southern Union agreed to assume the lease from Activated and to enter into a sublease arrangement with Activated, subject to the consent of the owner of the building which was obtained on March 11, 2005. Nevertheless, both Activated and Southern Union have operated as though the sublease was in effect as of October 1, 2004. The sublease requires payments in advance from Activated with the payment based on the direct space utilized by Activated and a portion of certain common area office space. Activated paid the Company $67,400 for lease related expenses incurred under the sublease, from October 1, 2004 through December 31, 2004.

Certain Southern Union executive officers, directors and employees have invested an aggregate of approximately $2,600,000 and beneficially own in the aggregate approximately a three percent equity ownership interest either directly, indirectly or through a partnership unrelated to Southern Union, in Advent Networks, Inc. ("Advent"), a private technology company in which Southern Union also maintains an investment. As of December 31, 2004, the Company had a $508,000 equity investment in Advent after recognizing a $16,425,000 non-cash charge to reflect a decrease in the fair value of its investment during the quarter ended December 31, 2004. Additionally, a wholly owned subsidiary of Southern Union has guaranteed a $4,000,000 line of credit between Advent and a bank. Advent remains current and is not in default on this line of credit.

THE COMPANY’S 2004 TRANSITION REPORT

The Company’s Annual Report to Stockholders and Transition Report on Form 10-K for the six months ended December 31, 2004, as filed with the Securities and Exchange Commission, are available without charge to stockholders upon written request to the Secretary of the Company. Neither such Annual Report to Stockholders nor the Transition Report on Form 10-K for the six months ended December 31, 2004 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.

        By Order of the Board of Directors,

[Missing Graphic Reference]
        JOHN E. BRENNAN
        Secretary

Wilkes-Barre, Pennsylvania
April 7, 2005

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